Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Aterian, Inc. and on Form S-8 (File Nos. 333-278147, 333-270669, 333-265298, 333-263906, 333-256612, 333-251295 and 333-232087) of our report dated March 25, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Aterian, Inc. and Subsidiaries as of December 31, 2024 and for the year ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Aterian, Inc. for the year ended December 31, 2024.

/s/ UHY LLP

Melville, NY March 25, 2025